EXHIBIT 99.1

[BIOSOURCE LOGO]
                                                  CONTACT:
                                                  Charles Best
                                                  Chief Financial Officer
                                                  BioSource International, Inc.
                                                  chuckb@biosource.com
                                                  (805) 383-5249


BIOSOURCE INTERNATIONAL, INC. ANNOUNCES RECORD SALES OF $10.3M AND DILUTED EPS OF $.04 IN 2ND QUARTER 2002

CAMARILLO, CALIF.  - JULY 18, 2002

BioSource International, Inc. (NASDAQ:BIOI), announced today its operating results for the second quarter ended June 30, 2002.

Net sales for the quarter ended June 30, 2002 were a record $10.3 million, an increase of $1.5 million, or 17%, (16% after eliminating the $87,000 positive impact of foreign exchange) compared to net sales for the quarter ended June 30, 2001. For the three months ended June 30, 2002, the Company achieved net sales growth in North America of 12% as compared to the three months ended June 30, 2001. European sales for the three months ended June 30, 2002 increased 27% (24% in local currency), as compared to the comparable prior year period. Sales in Japan and the rest of the world increased 26%, for the three months ended June 30, 2002 as compared to the three months ended June 30, 2001.

Net sales for the six months ended June 30, 2002 were also a record $20.1 million, an increase of $2.7 million, or 15%, (15% after eliminating the $49,000 negative impact of foreign exchange) compared to net sales for the six months ended June 30, 2001. For the six months ended June 30, 2002, the Company achieved net sales growth in North America of 17% as compared to the six months ended June 30, 2001. European sales for the six months ended June 30, 2002 increased 14% (15% in local currency), as compared to the comparable prior year period. Sales in Japan and the rest of the world increased 12%, for the six months ended June 30, 2002 as compared to the six months ended June 30, 2001.

Net income per fully diluted share for the three months ended June 30, 2002 was $449,000 or $.04 compared to $574,000 or $.05 for the three months ended June 30, 2001. Excluding amortization of intangibles, net income per fully diluted share was $609,000 or $.06 per share for the three months ended June 30, 2002 compared to $849,000 or $.08 per share for the three months ended June 30, 2001.


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


Net income per fully diluted share excluding the effects of implementation of Financial Accounting Standards ("FAS") 142, for the six months ended June 30, 2002 was $821,000 or $.08 compared to $524,000 or $.05 for the six months ended June 30, 2001. Excluding amortization of intangibles, net income per fully diluted share was $1,142,000 or $.11 per share for the six months ended June 30, 2002 compared to $1,073,000 or $.10 per share for the six months ended June 30, 2001.

Gross profit margin for the three months ended June 30, 2002 was 56%, compared to 58% for the three months ended June 30, 2001. The gross profit margin was lower for the quarter ended June 30, 2002 primarily due to excess capacity in our Camarillo, California oligo facility.

Gross profit margin for the six months ended June 30, 2002 and 2001 remained constant at 56%. Increased oligo overhead costs were offset by increased margins in other product lines including serum and media and our signal transduction products.

Selling, marketing and administrative expenses were $3.5 million for the three months ended June 30, 2002 and $3.2 million for the three months ended June 30, 2001. Selling, marketing and administrative expenses represented 34% and 36% of sales for the three months ended June 30, 2002 and 2001, respectively. In the quarter ended June 30, 2002, our sales and marketing personnel expenses increased $200,000 from the comparable prior year period while our general and administrative expenses, excluding the charges described below, decreased by $200,000. Excluding a net expense reduction of $204,000 in the second quarter of 2001, primarily resulting from a $727,000 expense reduction due to a non-cash stock compensation adjustment offset by $426,000 of legal fees related to an employee termination, the Company reduced its SG&A expenses, as a percentage of sales, from 39% to 34%.

Selling, marketing and administrative expenses were $7.2 million for the six months ended June 30, 2002 and $6.9 million for the six months ended June 30, 2001. Selling, marketing and administrative expenses represented 36% and 40% of sales for the six months ended June 30, 2002 and 2001, respectively. In the six months ended June 30, 2002, our sales and marketing expenses in personnel and marketing programs increased $300,000 from the comparable prior year period.

Research and development expense for the three months ended June 30, 2002 and 2001 were $1,512,000 and $925,000, respectively. Research and development expenses were 15% and 11% of sales for the three months ended June 30, 2002 and 2001 respectively. Research and development expense for the six months ended June 30, 2002 and 2001 were $2,805,000 and $1,879,000, respectively. Research and development expenses were 14% and 11% of sales for the six months ended June 30, 2002 and 2001 respectively. The increase in expenses for the three and six months ended June 30, 2002 when compared to the comparable prior year period reflects the Company's previously announced strategy of increasing R & D spending with the goal of producing more new, novel and proprietary products.

The effective tax rate for the six months ending June 30, 2002 and 2001 was 22% and 31% respectively. The Company is benefiting from R & D and other tax credits which when applied to current income levels for the periods presented is resulting in effective tax rates lower than the current applicable federal and state statutory rates.


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


In the second quarter of 2002, the Company repurchased 200,000 shares of its common stock under its stock repurchase program, bringing the total number of shares repurchased since October 2001 to 826,000. This has contributed to the reduction in diluted shares outstanding for the three and six months ended June 30, 2001 of 10,964,000 and 11,176,000 respectively, and to 10,101,000 and
10,401,000, respectively, for the three and six months ended June 30, 2002.

In the first quarter of 2002, the Company recognized a non-cash charge, net of applicable income taxes, of $2,870,000 representing the cumulative effect of a change in accounting principle resulting from the implementation of FAS 142, Accounting for Goodwill and Other Intangible Assets. This charge is shown below net income as a cumulative effect of a change in accounting principle. With this non-cash charge, the Company has recorded a net loss available to common shareholders for the six months ended June 30, 2002 of ($2,049,000) or $(.20) per diluted share. The effect of the implementation of FAS 142 reduced amortization of intangibles on the condensed consolidated statement of operations from $549,000 for the six months ended June 30, 2001 to $321,000 for the six months ended June 30, 2002.

"Sales for the second quarter were $10.3 million, an increase of 17% over the second quarter of 2001," said Mr. Hendrickson, President and Chief Executive Officer of BioSource. "We are quite pleased with these results and are optimistic about our earlier announced projections for operating performance over the next three years. We are currently on track to be at the upper end our 2002 projections of 11% to 13% sales growth, $3 to $3.5 million of earnings before interest, taxes, depreciation, and amortization, or EBITDA, and $.14 to $.17 cash earnings per share." stated Mr. Hendrickson. "I want to reiterate that our goal is to create a sustainable higher long-term growth rate and improved profitability for the Company so that shareholder value will increase."

"As announced in early July, we have settled our arbitration claim and have received $800,000 as a result," said Mr. Hendrickson. "We are very pleased with this cash recovery and are happy that this issue, along with the settlement of a wrongful termination suit this past February, are behind us. These developments allow us to continue to place our focus and efforts on the operations of the business"

"We are also very excited about the addition of Dr. John Zabriskie to our Board of Directors, which we announced today in a separate press release." stated Mr. Hendrickson. "His experience in the pharmaceutical industry and his personal strengths will be an asset to the Company."

"The internal focus on our research and development program in the cytokine and signal transduction markets continues," said Mr. Hendrickson. "Our internal milestones are being met and we are seeing a good response to our recent product introductions. I want to again thank all the BioSource employees worldwide for their efforts this year and we look forward to further progress at BioSource."

The Company will conduct a conference call today at 10:00 A.M. pacific time. All interested parties may call (212) 346-7490, reservation number 20737163 to participate in the call.

                                   ##########


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


BioSource International, Inc. is a broad based life sciences company focused on providing integrated solutions in the areas of functional genomics, proteomics, and drug discovery through the development, manufacturing, marketing and distribution of unique biologically active reagent systems which facilitate, enable and accelerate pharmaceutical development and biomedical research.

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections", or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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


                 BIOSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                THREE AND SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                  (Amounts in thousands, except per share data)
                                   (Unaudited)


                                         THREE MONTHS ENDED    SIX MONTHS ENDED
                                              JUNE 30,              JUNE 30,
                                        ------------------    ------------------
                                          2002       2001       2002       2001
                                        -------    -------    -------    -------

Net sales ...........................   $10,292      8,760     20,073     17,417
Cost of sales .......................     4,548      3,678      8,744      7,635
                                        -------    -------    -------    -------
    Gross profit ....................     5,744      5,082     11,329      9,782

Operating expenses:
    Research and development ........     1,512        925      2,805      1,879
    Sales and marketing .............     2,013      1,823      4,278      3,746
    General and administrative ......     1,471      1,360      2,932      3,167
    Amortization of intangibles .....       160        275        321        549
                                        -------    -------    -------    -------
         Total operating expenses ...     5,156      4,383     10,336      9,341
                                        -------    -------    -------    -------
Operating income ....................       588        699        993        441

Interest income (expense), net ......        20        107         61        243
Other income (expense), net .........       (31)        26         (1)        75
                                        -------    -------    -------    -------
Income before income taxes (benefit)        577        832      1,053        759
Income tax expense ..................       128        258        232        235
                                        -------    -------    -------    -------
         Net income before cumulative
           effect of accounting
           change                           449        574        821        524
Cumulative effect of accounting
    change (net of applicable
    income taxes of $1,759) .........                 --       (2,870)      --
                                        -------    -------    -------    -------
Net income (loss) available to common
    shareholders ....................   $   449        574     (2,049)       524
                                        =======    =======    =======    =======

Net income per share before
    accounting change:
    Basic ...........................   $  0.05       0.06       0.08       0.05
                                        =======    =======    =======    =======
    Diluted .........................   $  0.04       0.05       0.08       0.05
                                        =======    =======    =======    =======

Net income (loss) per share after
    accounting change:
    Basic ...........................   $  0.05       0.06      (0.21)      0.05
                                        =======    =======    =======    =======
    Diluted .........................   $  0.04       0.05      (0.20)      0.05
                                        =======    =======    =======    =======

Shares used to compute net income
    (loss):
    Basic ...........................     9,654     10,428      9,922     10,378
                                        =======    =======    =======    =======
    Diluted .........................    10,101     10,964     10,401     11,176
                                        =======    =======    =======    =======


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


                 BIOSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Amounts in thousands)
                                   (Unaudited)

                                                         JUNE 30,   DECEMBER 31,
                                                           2002          2001
                                                         --------      --------

                ASSETS
Current assets:
   Cash and cash equivalents .......................     $  4,723         9,471
   Accounts receivable, less allowance
     for doubtful accounts of $219 at
     June 30, 2002 and $261 at December
     31, 2001 ......................................        7,146         6,184
   Inventories, net ................................        7,833         7,184
   Prepaid expenses and other current
     assets ........................................          924           540
   Deferred income taxes ...........................        1,584         1,584
                                                         --------      --------
                Total current assets ...............       22,210        24,963

Property and equipment, net ........................        6,698         5,408
Intangible assets net of accumulated
   amortization of $2,334 at June 30,
   2002 and $3,377 at December 31, 2001 ............        6,704        11,653
Other assets .......................................          519           491
Deferred tax assets ................................        9,085         7,326
                                                         --------      --------
                                                         $ 45,216        49,841
                                                         ========      ========
   LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
   Accounts payable ................................     $  3,038         2,416
   Accrued expenses ................................        2,660         2,707
   Deferred revenue ................................          503           404
   Income tax payable ..............................          648           436
                                                         --------      --------
                Total current liabilities ..........        6,849         5,963
Commitments and contingencies

Stockholders' equity:
Common stock, $.001 par value.
         Authorized 20,000,000 shares:
         issued and outstanding 9,668,945
         shares at June 30, 2002; issued
         10,449,817 shares and outstanding
         10,353,817 shares at December 31, 2001 ....           10            10
Additional paid-in capital .........................       44,599        48,761
Accumulated deficit ................................       (4,379)       (2,330)
Accumulated other comprehensive loss ...............       (1,863)       (2,563)
                                                         --------      --------
                Net stockholders' equity ...........       38,367        43,878
                                                         --------      --------
                                                         $ 45,216        49,841
                                                         ========      ========


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